Exhibit 10.3

Revolving Credit and Security Agreement

between

Innovaro, Inc.

"Borrower"

and

JJJ Family LLLP

"Lender"

Dated: August 21, 2013

 i

9.	Security Agreement.		9
	9.1.	Security Interest.	9
	9.2.	Financing Statements; Power of Attorney	10
	9.3.	Entry	10
	9.4.	Other Rights	10
	9.5.	Accounts	11
	9.6.	Waiver of Marshaling	11
	9.7.	Liquidation Costs	11

10.	Miscellaneous.		11
	10.1.	No Waiver, Remedies Cumulative	11
	10.2.	Survival of Representations	11
	10.3.	Notices	11
	10.4.	Governing Law	12
	10.5.	Successors and Assigns	12
	10.6.	Counterparts	12
	10.7.	Usury	12
	10.8.	Powers	12
	10.9.	Approvals	12
	10.10.	Waiver of Certain Defenses	12
	10.11.	Integration	13
	10.12.	Enforcement Costs	13
	10.13.	Partnership, Joint Venture, Agency, Trust	13

SCHEDULE OF EXHIBITS			A-1

ii

Revolving Credit and Security Agreement

THIS AGREEMENT (this "Agreement"), dated as of August 21, 2013 (the “Effective Date”), is made between INNOVARO, INC., a Delaware corporation ("Borrower"), and JJJ FAMILY LLLP, a Florida limited liability limited partnership ("Lender").

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:

1.            Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2.            The Revolving Loan.

2.1.         Revolving Loan Credit Facility. Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances during the Revolving Credit Period (the "Revolving Loan"), provided that Borrower has satisfied the conditions set forth in Section 3. On the date hereof and subject to Section 3.1, Lender shall make an initial Advance to Borrower equal to $240,000.00 (the “Initial Advance”). Within the foregoing limitation, and subject to the other terms and conditions set forth in this Agreement, Borrower may borrow, prepay and reborrow Advances at any time during the Revolving Credit Period.

2.2.         Revolving Note. The Revolving Loan shall be evidenced by a promissory note in the face amount of the Maximum Loan Amount in the form set forth as Exhibit 2 hereto (the "Revolving Note") and shall be payable in accordance with the terms of the Revolving Note and this Agreement.

2.3.         Advances.

(a)     Except with respect to the Initial Advance, Borrower shall submit to Lender a signed written request for an Advance in form satisfactory to Lender, which request shall be delivered to Lender no later than 12:00 noon (local time in Tampa, Florida) on the date that is three (3) Business Days prior to the date of the requested Advance, and shall specify the amount of the proposed Advance and provide such other information as Lender may require (each, an "Advance Request"). If the Borrower has satisfied the conditions set forth in Section 3, then Lender shall make such an Advance available to Borrower by check or wire transfer (at the option of Lender) of immediately available funds at Lender’s address referred to in Section 10.3. Lender’s acceptance of an Advance Request shall be evidenced by its making the Advance requested.

(b)     Notwithstanding the foregoing, Lender may, in its sole and absolute discretion, make or permit to remain outstanding Advances under the Revolving Loan in excess of the original principal amount of the Revolving Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the Revolving Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Lender, and (iv) be entitled to all rights and security as provided under the Revolving Loan Documents.

2.4.         Repayment of Loan.

(a)            Revolving Note. The Revolving Note shall provide that the principal amount and all interest, fees, expenses and other expenses and other amounts payable under the Revolving Loan shall be due and payable on the Termination Date, except as otherwise set forth herein.

(b)           Payments. Borrower shall make each payment of principal of and interest on the Revolving Loan and fees hereunder not later than 12:00 noon (local time Tampa, Florida) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Lender at its address referred to in Section 10.3. Whenever any payment of principal of, or interest on, the Revolving Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)           Voluntary Prepayments. Borrower may from time to time prepay the Revolving Loan in whole or in part; provided that Borrower shall give Lender notice thereof not later than 12:00 noon (local time Tampa, Florida) on the day of such prepayment (which shall be a Business Day), specifying the amount of prepayment. Any such voluntary prepayment shall be in an amount equal to $10,000.00 or a higher integral multiple of $10,000.00.

(d)          Mandatory Prepayments. Borrower shall make a prepayment of the Revolving Loan until such time as the Revolving Loan is paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)       Concurrently with the receipt by Borrower of any Net Cash Proceeds from any issuance of Capital Securities of Borrower, in an amount equal to 100% of such Net Cash Proceeds.

(ii)      Concurrently with the receipt by Borrower of any payments from IP Technology Exchange, Inc. (“IP Tech Payments”) pursuant to the Asset Purchase Agreement, dated September 12, 2012, among Borrower, Innovaro Europe, Ltd. and IP Technology Exchange, Inc., in an amount equal to 100% of such IP Tech Payments.

(iii)     Concurrently with the receipt by Borrower of any Net Cash Proceeds from any Real Estate Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(iv)     On the first day of each calendar month commencing February 1, 2014, in an amount equal to 50% of all accounts receivable actually collected by Borrower and its Subsidiaries during the immediately preceding calendar month.

(v)      In addition to and not in limitation of the Mandatory Prepayment Event described in Section 2.4(d)(iv), if Borrower has an increase in cash during any fiscal quarter, as indicated in Borrower’s Consolidated Statement of Cash Flows in Borrower’s SEC Documents, a prepayment in the amount equal to 80% of such increase in cash (excluding the amount of any outstanding Advances) shall be paid to Lender on the date on which the Borrower files its Form 10-Q or Form 10-K with the SEC reflecting such increase.

(vi)     Concurrently with the receipt by Borrower or any Subsidiary thereof of any proceeds from the sale or other disposition of assets held in the Greenwood Van Ness Account, in an amount equal to 100% of such proceeds.

(e)           Repayment of Over-Borrowing. To the extent that the aggregate amount of all Advances exceeds the Maximum Loan Amount, the amount of such excess will be paid immediately to Lender upon Lender’s demand.

2.5.         Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Lender’s discretion.

2.6.         Calculation of Interest. All interest under the Revolving Note or hereunder shall be calculated on the basis of the Actual/360 Computation, as defined in the Revolving Note.

2.7.         Documentary Stamp Tax; Sales Tax. Borrower shall pay all Florida documentary stamp taxes on the Revolving Note and shall provide written evidence of such payment to Lender within five (5) Business Days of the Effective Date. Additionally, Borrower shall notify Lender if any Account includes any sales or other similar tax and Lender may, but shall not be obligated to, remit any such taxes directly to the taxing authority and make Advances therefor. In no event shall Lender be liable for any such taxes.

2.8.         Statement of Account. If Lender provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within ten (10) Business Days after receipt.

3.             Conditions Precedent to Borrowing. Prior to funding any Advance, the following conditions shall have been satisfied, in the sole opinion of Lender and its counsel:

3.1.         Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Lender will not make the Initial Advance under the Revolving Loan unless and until the following conditions shall have been satisfied:

(a)           Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Revolving Note, all Account Control Agreements requested by Lender and all other required Loan Documents, all in form and substance satisfactory to Lender.

(b)           Perfection of Liens. UCC-1 financing statements and, if applicable, certificates of title covering the Collateral executed by Borrower, shall have been duly recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid.

(c)           Warrant Grant. Borrower shall have granted to Lender a warrant to purchase, upon and subject to the terms and conditions of a Warrant in the form attached hereto as Exhibit 3 (the “Warrant”), 400,000 shares of Borrower’s Common Stock at the exercise price equal to $0.14.

(d)           Amendment to Prior Option Grants. Borrower shall have entered into agreements with Lender amending the exercise price of all Previously Granted Options so that the exercise price of the Previously Granted Options is equal to the exercise price set forth in the Warrant.

(e)           Additional Documents. Borrower shall have delivered to Lender all additional opinions, documents, certificates and other assurances that Lender or its counsel may require.

3.2.         Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

(a)           Advance Request. Borrower shall have delivered to Lender an Advance Request and other information, as required under Section 2.3(a).

(b)          Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered any Account Control Agreements requested by Lender and all other required Loan Documents.

(c)          No Default. No Default shall have occurred and be continuing or could occur upon the making of the Advance in question and Borrower shall have delivered to Lender an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(d)          Correctness of Representations. All representations and warranties made by Borrower or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and Borrower shall have delivered to Lender an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(e)           No Adverse Change. There shall have been no change which could have a Material Adverse Effect on Borrower since the date of the Borrower’s most recently filed Form 10-Q, and Borrower shall have delivered to Lender an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(f)            Limitations Not Exceeded. The proposed Advance shall not cause the outstanding principal balance of the Revolving Loan to exceed the Maximum Loan Amount.

(g)           General Insecurity. There shall be no circumstance which Lender believes, in good faith, materially impairs Borrower’s ability to repay the Revolving Loan.

(h)           Warrant Grant. If, during the Revolving Credit Period, the aggregate amount of Advances made by Lender, including amounts repaid by Borrower for prior Advances, exceeds $400,000.00 (each such Advance in excess of $400,000.00, an “Excess Advance”), Borrower shall have granted to Lender on the date of such Excess Advance a warrant or warrants (collectively, the “Excess Advance Warrants”), in substantially the form attached hereto as Exhibit 3, to purchase the number of shares of Borrower’s Common Stock equal to the dollar amount that such Excess Advance exceeds the sum of (i) $400,000.00 and (ii) the sum of all previous Excess Advances. The exercise price for any Excess Advance Warrants shall equal the closing price of Borrower’s Common Stock on the date of any Excess Advance. Notwithstanding anything to the contrary in this Section 3.2(h), Lender shall have no obligation to make any Advance that would result in the aggregate principal amount outstanding under the Revolving Loan exceeding the Maximum Loan Amount.

(i)            Further Assurances. Borrower shall have delivered such further documentation or assurances as Lender may reasonably require.

4.             Fees and Expenses. Borrower agrees to pay Lender an administrative fee equal to 5% of the Maximum Loan Amount (the “Administrative Fee”). Borrower also agrees to pay all of Lender’s reasonable out-of-pocket fees and expenses relating to the negotiating, documentation, and closing of the Revolving Loan and all documents relating thereto (including reasonable attorneys’ fees). Borrower shall deduct the Administration Fee, as well as the expenses referred to in the preceding sentence, from the Initial Advance.

5.            Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Revolving Loan provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by Lender to Borrower:

5.1.         Valid Existence and Power. Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Borrower and each other Person which is a party to any Loan Document (other than Lender) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Schedule 5.1 to this Agreement sets forth a true and complete listing of each of Borrower’s direct and indirect subsidiaries (collectively, the “Subsidiaries”) and a listing of the jurisdiction of organization of each of the Subsidiaries, a general description of the business carried on by each Subsidiary, and a general description of the material assets and rights held by each Subsidiary. Each of the Subsidiaries is duly formed, validly existing and in good standing under the laws of such Subsidiaries’ respective jurisdiction of organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. The equity interests in each Subsidiary (other than Innovaro Europe) are not evidenced by certificates.

5.2.         Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

5.3.         Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower (or any of its Subsidiaries) or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and neither Borrower nor its Subsidiaries is in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

5.4.         Title. Borrower has good and marketable title to the Collateral, free and clear of all Liens, other than Permitted Liens.

5.5.         SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, Borrower has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). Borrower has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates and except for any restatement, correction, revision, or update described in any subsequently filed SEC Document, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Borrower included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Except for any restatement, correction, revision, or update described in any subsequently filed SEC Document, such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.6.         Material Adverse Changes

Since the date of the Borrower’s most recently filed Form 10-Q, there has not occurred any change in the condition (financial or otherwise) of Borrower which has resulted in, or could reasonably expected to result in, a Material Adverse Effect.

6.             Affirmative Covenants of Buyer.

6.1.         Maintenance of Business and Properties. Borrower shall (and shall cause its Subsidiaries to) at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

6.2.         Inspections. Borrower shall (and shall cause its Subsidiaries to) permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be reasonably required by Lender and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Lender may desire) by Lender as Lender may deem necessary or desirable from time to time.

6.3.         Financial Information. Borrower shall (and shall cause its Subsidiaries to) maintain books and records in accordance with reasonable accounting practices and shall furnish to Lender the following periodic financial information:

(a)           Periodic Information. Upon Lender's request, a report listing all Accounts of Borrower (an "Accounts Receivable Report") which shall include the amount and age of each Account, the name and mailing address of each Account Debtor, and such other information as Lender may require in order to verify the Accounts, all in reasonable detail and in form acceptable to Lender.

(b)           Other Information. Such other information reasonably requested by Lender from time to time concerning the business, properties or financial condition of Borrower.

6.4.         Greenwood Van Ness Account. Upon the receipt by Borrower or any of its Subsidiaries of any interest or ownership in the Greenwood Van Ness Account, Borrower shall grant to Lender a first-priority security interest in the Greenwood Van Ness Account and shall take any and all steps as shall be necessary to perfect such security interest, including without limitation entering into an account control agreement (and causing the applicable broker to enter into an account control agreement) with Lender in a form satisfactory to Lender.

6.5.          Further Assurances. Borrower shall (and shall cause its Subsidiaries to) take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

6.6.         Covenants Regarding Collateral. Borrower makes the following covenants with Lender regarding the Collateral:

(a)           Borrower will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance; and

(b)           Borrower, as agent for Lender, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens.

7.             Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower:

7.1.         Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

7.2.         Accounts. (a) Shall not sell, assign or discount any of its Accounts; and (b) shall notify Lender promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations.

8.             Default.

8.1.         Events of Default. Each of the following shall constitute an Event of Default:

(a)          There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Revolving Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness; or

(b)          There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8; or

(c)           Borrower shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(d)          An involuntary petition or complaint shall be filed against Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(e)           A judgment in excess of $100,000 shall be rendered against the Borrower and shall remain undischarged, undismissed and unstayed for more than ten (10) days (except judgments validly covered by insurance with a deductible of not more than $100,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(f)           There shall occur any change in the condition (financial or otherwise) of Borrower which, in the reasonable opinion of Lender, could have a Material Adverse Effect.

8.2.          Remedies. If any Default shall occur, Lender may, without notice to Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Lender may at its option take any or all of the following actions:

(a)           Lender may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

(b)          Without waiving any of its other rights hereunder or under any other Loan Document, Lender shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Lender, Borrower will promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender. Borrower agrees that any notice by Lender of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

(c)           Lender may demand, collect and sue for all amounts owed pursuant to Accounts, or for proceeds of any Collateral (either in Borrower’s name or Lender’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.

8.3.         Receiver. In addition to any other remedy available to it, Lender shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Lender in connection with such receivership shall bear interest at the Default Rate, at Lender’s option, and shall be secured by all Collateral.

9.             Security Agreement.

9.1.          Security Interest.

(a)           As security for the payment and performance of any and all Indebtedness and the performance of all obligations and covenants of Borrower to Lender, whether hereunder and under the other Loan Documents or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Lender, Borrower hereby grants to Lender (for itself and its affiliates, including the Subsidiaries) a continuing security interest in and general lien upon and right of setoff against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower or the Subsidiaries.

(b)           Except as herein or by applicable law otherwise expressly provided, Lender shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Lender shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Lender to take and Lender’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Lender of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Lender’s options, powers or rights under this Agreement or otherwise arising.

(c)           Lender may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Lender or the name of Lender’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Lender of any amounts due or to become due thereon and (iii) receive and after a Default direct the disposition of any proceeds of any Collateral.

9.2.         Financing Statements; Power of Attorney. Borrower authorizes Lender at Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower’s signature thereon) which Lender deems appropriate that (a) indicate the Collateral by specific Collateral category, and (b) provide any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, Borrower irrevocably appoints Lender as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower’s name and to perform all other acts, at Borrower's expense, which Lender deems appropriate to perfect and to continue perfection of the security interest of Lender. Borrower hereby appoints Lender as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower shall remain jointly and severally liable to Lender therefor.

9.3.         Entry. Borrower hereby irrevocably consents to any act by Lender or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Lender or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

9.4.         Other Rights. Borrower authorizes Lender without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Lender in its sole discretion may determine.

9.5.         Accounts. Before or after any Event of Default, Lender may notify any Account Debtor of Lender’s security interest and may direct such Account Debtor to make payment directly to Lender for application against the Indebtedness. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Lender, shall be held in trust for Lender and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Lender) and shall be immediately delivered to Lender in the form received. Lender shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

9.6.         Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.7.         Liquidation Costs. All costs and expenses, including, without limitation, reasonable attorneys fees and expenses, incurred on behalf of Lender in connection with the taking, holding, preparing for sale or other disposition of the Collateral (collectively, the “Liquidation Costs”) shall be paid by Borrower to Lender on demand and shall constitute and become Indebtedness. Any proceeds of disposition of the Collateral will be applied by Lender for payment of the remaining Indebtedness (whether then due or not), at the time or times and in the order and manner of application as the Lender from time to time determines, in Lender’s sole discretion.

10.          Miscellaneous.

10.1.       No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law (including remedies at law and equity), any Loan Document or otherwise.

10.2.       Survival of Representations. All representations and warranties made herein shall survive the making of the Revolving Loan hereunder and the delivery of the Revolving Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to Borrower, and until this Agreement is formally terminated in writing.

10.3.       Notices. Any notice or other communication hereunder under the Loan Documents to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the United States mail, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Lender:                                               JJJ Family LLLP

P.O. Box 447

Odessa, Florida 33556

Attn: Jamie Rand

Borrower:                                           Innovaro, Inc.

2109 Palm Avenue

Tampa, Florida 33606

Attn: Asa Lanum

10.4.       Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

10.5.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Lender, and any such assignment made without such consent will be void.

10.6.       Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument, and may be transmitted by fax or electronic mail..

10.7.       Usury. Regardless of any other provision of this Agreement, the Revolving Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Revolving Note and not to the payment of interest, and (ii) if the Revolving Loan evidenced by the Revolving Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Revolving Note or the refunding of excess to be a complete settlement and acquittance thereof.

10.8.       Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.

10.9.       Approvals. If this Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.

10.10.     Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Lender to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Lender and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

10.11.     Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

10.12.     Enforcement Costs. Borrower shall pay Lender all expenses associated with the collection or enforcement of the Revolving Note and Lender’s other rights under the Loan Documents, including reasonable attorneys’ fees and costs, all of which shall bear interest at the Default Rate from the date such expenses are incurred by Lender until the date Lender receives reimbursement therefore.

10.13.     Partnership, Joint Venture, Agency, Trust. The Borrower and Lender agree that this Agreement is not intended and is not to be construed to create a partnership, joint venture, agency or trust relationship.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INNOVARO, INC.

By:	/S/ Asa W. Lanum

Name: Asa W. Lanum
Its: Chairman & Chief Executive Officer

JJJ FAMILY LLLP

By: JJJ Family Trust, as managing member

By: Jamie Rand, as Co-Trustee

/S/ Jamie Rand

[Signature Page to Revolving Credit and Security Agreement]

SCHEDULE OF EXHIBITS

Exhibit	Section Reference	Title

1	1 ("Definitions")	Definitions
2	2.2 (“Revolving Note”)	Form of Revolving Note
3	3.1(c)(“Warrant Grant”)	Form of Warrant

A-1

EXHIBIT 1

Definitions

1.1	Defined Terms:

“1934 Act” has the meaning set forth in Section 5.5.

"Accession" has the meaning set forth in the Code.

"Account" has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Account Control Agreement” means, with respect to any deposit Account, securities Account or other Account of Borrower, an agreement, in form and substance satisfactory to Lender in its sole discretion, among Lender, Borrower and the applicable financial institution at which such Account is maintained, pursuant to which, among other things, Lender has “control” under the Code over, and otherwise has a first priority and perfected lien on, such Account and all cash, checks, items, wires or other funds from time to time on deposit or otherwise credited to such Account.

"Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

“Administrative Fee” has the meaning set forth in Section 4.

"Advance" means an advance of proceeds of the Revolving Loan to Borrower pursuant to this Agreement.

"Advance Date" means the date on which an Advance is made.

"Advance Request" has the meaning set forth in Section 2.3(a) hereof.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Borrower” has the meaning set forth in the preamble to this Agreement.

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the Tampa, Florida are authorized or required by law to be closed.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Effective Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Chattel Paper” has the meaning set forth in the Code, including electronic chattel paper, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security thereof, including Supporting Obligations.

"Code" means the Uniform Commercial Code presently and hereafter enacted in the State of Florida. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

"Collateral" means all property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including, but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all equity interests in the Subsidiaries; and (j) all parts, replacements, substitutions, profits, products, accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such collateral and other rights relating thereto. Collateral shall also specifically include, for purposes of illustration and not of limitation, all of Borrower’s right, title, and interest any agreements or receivables with or from IP Technology Exchange, Inc. and the Borrower’s LaunchPad software platform.

“Commercial Tort Claim” has the meaning set forth in the Code.

"Default Rate" means the lowest of (i) 18% per annum and (ii) a rate equal to the highest rate of interest allowed by applicable law.

“Designated Proceeds” has the meaning set forth in Section 2.4(d).

“Document” has the meaning set forth in the Code.

“Equipment” has the meaning set forth in the Code.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

"Event of Default" means any event specified as such in Section 8.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Excess Advance” has the meaning set forth in Section 3.23.2(h).

“Excess Advance Warrants” has the meaning set forth in Section 3.23.2(h).

"GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

“General Intangibles” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights and other security therefore, including Supporting Obligations.

“Greenwood Van Ness Account” means Account Number 2TG-06796-11 RR CZR, carried by Apex Clearing Corporation, held in the name of Greenwood Hudson Portfolio LLC, Attn: Kenneth J Van Ness.

"Indebtedness" means all obligations now or hereafter owed to Lender by Borrower under the Revolving Loan, the Revolving Note and under this Agreement and any other documents relating to or described in the Revolving Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Revolving Loan, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Instrument” has the meaning set forth in the Code.

“Initial Advance” has the meaning set forth in the Section 2.1.

“Inventory” has the meaning set forth in the Code.

“Investment Property” has the meaning set forth in the Code.

“IP Tech Payments” has the meaning set forth in Section 2.4(d)(ii).

"Jurisdiction" means the State of Florida.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Letter-of-Credit Right” has the meaning set forth in the Code.

"Lien" means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

"Loan Documents" means this Agreement, any other security agreement related hereto, the Revolving Note, any Account Control Agreement, any guaranty agreement related hereto, the Advance Requests, UCC-1 financing statements, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include swap agreements (as defined in 11 U.S.C. § 101). The term “Loan Documents” shall also include the Warrant.

“Mandatory Prepayment Amount” has the meaning set forth in Section 2.4(d).

"Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.

"Maximum Loan Amount" means $400,000.00.

“Net Cash Proceeds” means:

(i)     with respect to any Real Estate Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by Borrower or any Subsidiary of Borrower pursuant to such Real Estate Asset Disposition net of (a) the direct costs relating to such sale, transfer or other disposition (including, but not limited to, sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by Borrower (or any Subsidiary of Borrower) to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) amounts required to be applied to the repayment of any indebtedness secured by a Lien on the asset subject to such Real Estate Asset Disposition (other than the Revolving Loan); and

(ii)     with respect to any issuance of Capital Securities, the aggregate cash proceeds received by Borrower pursuant to such issuance, net of the direct costs relating to such issuance (including, but not limited to, sales and underwriters’ commissions).

“Permitted Liens” means:

(i)     Liens securing the Indebtedness;

(ii)     Liens for taxes, assessments and other governmental charges or levies not yet due and payable or which are being properly contested;

(iii)     the claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being properly contested;

(iv)     Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws;

(v)     judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being properly contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business;

(vi)     Liens securing debt incurred solely for the purpose of purchase money financing for the acquisition of equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property; and

(vii)     Mortgages held by lenders for the following parcels of real estate: (a) Folio Number 0656835702 U NX owned by ABM of Tampa Bay Inc., (b) Parcel Number R25 422 19 0000 0450 0000 owned by Cortez 114 LLC, (c) Parcel Number R36 422 19 0000 0020 0000 owned by Cortez 114 LLC, (d) the lot located at the northeast quadrant of East 7th Avenue, Tampa, Florida and North 22nd Street, Tampa, Florida owned by 22nd Street of Ybor City, Inc., and (e) the parcels located at 2101 and 2109 East Palm Ave. owned by Ybor City.

"Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

“Previously Granted Options” means (i) warrants granted by Borrower in favor of Lender pursuant to that certain Series B Warrant No. 2012B-001, dated September 27, 2012, and (ii) options granted by Borrower in favor of Lender pursuant to that certain Non-Qualified Stock Option Agreement, dated December 17, 2012, between Borrower and Lender.

“Real Estate Asset Disposition” means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by Borrower or Subsidiary of Borrower to any Person (other than Borrower) of any real estate asset or right of Borrower (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing) condemnation, confiscation, requisition, seizure or taking thereof).

"Revolving Credit Period" means the period from and including the date of this Agreement to but not including the Termination Date.

“Revolving Loan” has the meaning set forth in the Section 2.1.

“Revolving Note” has the meaning set forth in the Section 2.2.

“SEC” has the meaning set forth in Section 5.5.

“SEC Documents” has the meaning set forth in Section 5.5.

"Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Lender a security interest in any Collateral to secure the Indebtedness.

“Subsidiaries” has the meaning set forth in Section 5.1.

"Supporting Obligation" has the meaning set forth in the Code.

"Termination Date" means the date that is twelve (12) month after the Effective Date.

“Warrant” has the meaning set forth in Section 3.1(c).

1.2	Financial Terms.

All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

EXHIBIT 2

Form of Revolving Note

EXHIBIT 3

Form of Warrant